Exhibit 99.1

Contact: Larry Lenig

President and CEO

713-881-8900

SEITEL RELEASES FOURTH QUARTER AND 2002 RESULTS

ANNOUNCES CHARGES AND ADJUSTS CERTAIN CARRYING VALUES

HOUSTON, March 31, 2003 - Seitel, Inc. (OTCBB: SEIE; TSE: OSL) today reported revenues for the year ended of December 31, 2002 of $149.8 million. This represents a 30% increase compared with revenues for the prior year of $115.2 million. For the fourth quarter ended December 31, 2002, revenue was $29.6 million, a 16% decline compared to $35.1 million of revenue in last year's fourth quarter.

For the year ended December 31, 2002, the Company reported a net loss of $212.4 million, or $8.40 per share, compared with a net loss of $15 million or $.58 per diluted share in the prior year. Results for 2002 include certain adjustments, charges and costs totaling $253.9 million composed of (i) $162.7 million of adjustments in the carrying value of and revisions to the estimated useful life of the Company's seismic data library; (ii) $28.5 million of costs and expenses related to the Company's restructuring efforts, various litigation, severance costs, the acceleration of certain lease obligations, allowances for doubtful accounts and certain other accruals; and (iii) $62.7 million of charges related to the Company's discontinued oil and gas operations. Results for 2001 included $39.1 million of charges consisting of $37.8 million related to the Company's discontinued operations and $1.3 million of certain legal and other costs related to a former executive.

For the quarter ended December 31, 2002, the Company reported a net loss of $118.4 million or $4.67 per share compared with a net loss of $3.4 million or $.13 per diluted share in the same quarter a year ago. Results for the fourth quarter of 2002 include certain adjustments, charges and costs totaling $126.6 million composed of (i) $111.6 million of adjustments in the carrying value and revisions to the estimated useful life of the Company's seismic data library; (ii) $12.5 million of costs and expenses related to the Company's restructuring efforts, various litigation, severance costs, the acceleration of certain lease obligations, allowances for doubtful accounts and certain other accruals; and (iii) $2.5 million of charges related to the Company's discontinued oil and gas operations. Results for the fourth quarter of 2001 loss included $11.6 million of charges related to the Company's discontinued oil and gas operations.

Larry Lenig, President and Chief Executive Officer of Seitel said, "Seitel faced a challenging period in 2002. Over the past ten months, much progress has been achieved and our fundamental business model of acquiring and licensing seismic data has gained momentum. This is underscored by the trend in cash licensing sales for the last three quarters and the award of a significant number of new data acquisition projects in the U.S. and in Canada. While the adjustments and charges reflected in the year and fourth quarter are substantial, we are optimistic about our core business. This confidence is founded on the dedication, hard work, enthusiasm and skill of Seitel's people and by commitments and reactions from our customers, vendors and our other business partners. We are grateful for their faith in Seitel's ability, and we are committed to reinvigorating the Company and to leveraging our seismic data libraries to deliver future growth and profitability."

Revenue for the fourth quarter and year periods consisted of the following (in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,

	2002	2001	2002	2001

Acquisition revenue	$4,590	$5,439	$23,549	$25,778
Resale revenue
Cash licensing sales	19,870	22,093	66,231	71,989
Non-monetary exchanges	152	17,634	13,551	57,045
Deferral of revenue	(11,977)	(28,222)	(38,366)	(89,764)
Selections of data	15,655	17,670	81,982	48,114
Solutions and Other	1,286	512	2,848	2,076

Total	$29,576	$35,126	$149,795	$115,238

The increase in revenue in 2002 as compared with 2001 is due primarily to increased selections of data related to contracts on which revenue was initially deferred coupled with decreased deferrals in the most recent year compared with the prior period. The increased selections in 2002 reflects the high rate of deferrals in the preceding year, and the decrease in deferrals corresponds to a reduction in non-monetary exchanges completed during 2002 compared to 2001. Cash transactions in 2002 for data acquisition and for cash licensing sales declined by a total of $8.0 million compared to 2001. This decline was related to the first quarter of 2002 when cash licensing sales were $4.2 million and were lower than in any quarterly period since 1993. Cash licensing rebounded in the second, third and fourth quarters of 2002 to average approximately $20 million per quarter during those periods.

The decrease in revenue in the fourth quarter of 2002 was primarily due to a decline of $17.5 million in non-monetary exchanges completed in the 2002 period compared to the prior year's fourth quarter. In addition, acquisition revenue and cash licensing sales declined by a total of $2.9 million in the fourth quarter of 2002 compared with the same quarter of the prior year. The combined decrease in non-monetary exchanges, cash licensing sales and acquisition revenue was partially offset by an increase in revenue of $14.2 million related to lower deferrals in the 2002 period compared to a year ago.

Seitel markets its proprietary seismic information/technology to more than 400 petroleum companies, licensing data from its library and creating new seismic surveys under multi-client projects.

FINANCIAL TABLES ON FOLLOWING PAGES

Certain statements contained in this release, including without limitation, statements containing the words "believes", "intends", "expects", "anticipates", and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that any such forward-looking statements are not guarantees of future performance, and since such statements involve risks and uncertainties, the actual results and performance of Seitel and the industry may turn out to be materially different from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Seitel also disclaims any obligation to update its view of any such risks or uncertainties or to publicly announce the result of any revisions to the forward-looking statements made in this release.

SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	Year Ended
	December 31,

	2002	2001

ASSETS
Cash and equivalents	$21,517	$25,223
Restricted cash	4,469	-
Receivables	48,908	60,305
Seismic data library, net	284,396	455,845
Property and equipment, net	19,789	11,927
Oil and gas operations held for sale	656	93,956
Investment in marketable securities	5	2,501
Deferred income taxes	11,322	-
Prepaid expenses, deferred charges and other	7,074	11,712

TOTAL ASSETS	$398,136	$661,469

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued liabilities	$31,391	$45,243
Income taxes payable	916	2,646
Oil and gas operations held for sale	94	3,962
Debt and capital leases	272,061	268,350
Financial guaranty	554	-
Deferred income taxes	-	351
Deferred revenue	56,084	97,330

TOTAL LIABILITIES	361,100	417,882

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY

Common stock, par value $.01 per share; 25,811,601 and 25,810,603 shares
issued and outstanding	258	258
Additional paid-in capital	166,630	166,456
Retained earnings (deficit)	(121,793)	91,624
Treasury stock, at cost	(5,373)	(9,072)
Notes receivable from officers and employees for stock purchases	(1,178)	(3,776)
Accumulated other comprehensive loss	(1,508)	(1,903)

TOTAL STOCKHOLDERS' EQUITY	37,036	243,587

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$398,136	$661,469

SEITEL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Quarter Ended		Year Ended
	December 31,		December 31,

	2002	2001	2002	2001

REVENUE	$29,576	$35,126	$149,795	$115,238

EXPENSES:
Depreciation and amortization	68,746	15,286	130,251	49,766
Cost of sales	254	181	928	1,196
Selling, general and administrative	22,206	8,597	71,851	34,885
Impairment of seismic data library	57,268	-	82,964	-

	148,474	24,064	285,994	85,847

INCOME (LOSS) FROM OPERATIONS	(118,898)	11,062	(136,199)	29,391

Interest expense and other, net	(5,303)	(3,649)	(20,342)	(13,063)
Loss on sale of marketable securities	-	-	(332)	-

Income (loss) from continuing operations before income
taxes and cumulative effect of changes in
accounting principles	(124,201)	7,413	(156,873)	16,328
Provision (benefit) for income taxes	(8,279)	3,288	(18,304)	6,748

Income (loss) from continuing operations before cumulative
effect of changes in accounting principles	(115,922)	4,125	(138,569)	9,580
Discontinued operations:
Loss from operations (including loss from disposal
of $60,172 in 2002)	(2,508)	(11,571)	(62,709)	(37,805)
Income tax benefit	-	(4,050)	-	(13,232)

Loss from discontinued operations	(2,508)	(7,521)	(62,709)	(24,573)

Cumulative effect of changes in accounting principles,
net of tax benefits of $5,994 and $8,859, in 2002
and 2000, respectively	-	-	(11,162)	-

NET LOSS	$(118,430)	$(3,396)	$(212,440)	$(14,993)

Earnings (loss) per share:
Basic:
Income (loss) from continuing operations	$(4.57)	$.16	$(5.48)	$.38
Loss from discontinued operations	(.10)	(.30)	(2.48)	(.98)
Cumulative effect of changes in accounting principles	-	-	(.44)	-

Net loss	$(4.67)	$(.14)	$(8.40)	$(.60)

Diluted:
Income (loss) from continuing operations	$(4.57)	$.16	$(5.48)	.37
Loss from discontinued operations	(.10)	(.29)	(2.48)	(.95)
Cumulative effect of changes in accounting principles	-	-	(.44)	-

Net loss	$(4.67)	$(.13)	$(8.40)	$(.58)

Weighted average number of common and common
equivalent shares:
Basic	25,376	25,055	25,300	24,986

Diluted	25,376	25,292	25,300	25,692

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